                           GENENCOR INTERNATIONAL INC

                                     - AND -

                               DANISCO CULTOR A/S

                -------------------------------------------------

                              JOINT DEVELOPMENT AND
                                SUPPLY AGREEMENT

                -------------------------------------------------

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

                                   -i-

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

                                TABLE OF CONTENTS
                                  (CONTINUED)

ENCLOSURES:

SCHEDULE 1 - Limitations of the Field
SCHEDULE 2 - Project Proposal Form
SCHEDULE 3 - Format of Supply Agreement

                                      -ii-

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

THIS AGREEMENT is made on 26 October 2000

BETWEEN:

DANISCO CULTOR A/S (DANISCO A/S)
Langebrogade 1, PO Box 17,
DK-1001 Copenhagen K,
Denmark
("DANISCO CULTOR")

and

GENENCOR INTERNATIONAL INC
925 Page Mill Road
Palo Alto
CA 94304-1013
USA
("GENENCOR")

WHEREAS the parties want jointly to develop and commercialise Bioingredients within the Food Ingredients area and to form an alliance with the purpose of becoming the undisputed leader in developing and supplying Bioingredients in the
Food Ingredients area.

WHEREAS the parties anticipate that through such a collaboration they may jointly build a larger and more profitable business faster and at lower costs for development and commercialisation of Bioingredients than either party would be able to do on its own.

WHEREAS within a 5-year period the parties expect this alliance to create a turnover of more than [*] US Dollars ([*]USD) when aggregating the parties respective sales of Bioingredients in the Food Ingredients area.

WHEREAS the parties recognise that for this alliance to develop as contemplated, the parties will focus on development and commercialisation of New
Bioingredients, not excluding, however, modification of New Bioingredients or existing Bioingredients.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.       DEFINITIONS

In this agreement the following words and expressions shall have the following meanings unless the context otherwise requires:

         "ADEQUATE FUNDING" means the level of funding of Projects and Proposed
         Projects, as set out in clause 10.4.

                                       1.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

         "AFFILIATE" means in relation to any company any corporation, firm, limited liability company, partnership or other entity which directly or indirectly Controls or is Controlled by or is under common Control with a party to this agreement whereas "CONTROL" means possession, whether directly or indirectly through one or more Affiliates of fifty percent (50%) or more of the power to direct or cause the direction of the management of any entity, or equivalent governing body of a corporation, whether through the ownership of voting rights, shares or by contract or otherwise. For the avoidance of doubt, neither Genencor nor its subsidiaries is an Affiliate of Danisco Cultor and similarly, neither Danisco Cultor nor its subsidiaries is an Affiliate of
         Genencor.

         "BACKGROUND INTELLECTUAL PROPERTY RIGHTS" means all rights to know how or inventions, patented or unpatented which a party owns or has a legal right to license and which is used during a Project, but is (i)
         conceived, reduced to practise or developed prior to the start of a
         Project, or (ii) conceived, reduced to practise or developed independently by a party during the term of a Project and not directly resulting from Project Work but used during a Project by the discovering party.

         "BIOINGREDIENTS" mean biologically derived compounds including but not limited to proteins, enzymes, peptides and other materials such as metabolites and chemical compounds, all of which are obtained from biological systems whether living or non-living, excluding compounds obtained through extraction from [*].

         "CONFIDENTIAL INFORMATION" means the information referred to in clause
         16.

         "COST OF GOODS SOLD" means direct costs associated with the manufacture of Bioingredients, including costs for raw materials, direct labour, utilities, packaging material, distribution costs plus coverage of a percentage of overhead expenditures (reflecting manufacturing support and management, QA/QC and health, regulatory and safety activities, supply chain support and the efficiency and utilisation of the equipment used for the manufacture of Bioingredients). The actual percentage will be agreed in connection with each Supply Agreement.

         "DAIRY INGREDIENTS" mean ingredients including enzymes used in processing of milk or milk-based products.

         "DATE OF PROJECT ACCEPTANCE" means the date when the Project Plan has finally been agreed on and the Project Proposal Form has been fully executed , cf. clause 4.2.

         "EFFECTIVE DATE" means the date of this agreement;

         "FIELD" means research, development, application, manufacture, use and sale of Bioingredients within the Food Ingredients area, excluding however, (1) Starter Cultures, (2) raw materials/crop processing, [*]
         protein modification, trait modifications in [*], pathway engineering in [*] and the expression of Bioingredients in crops, (3) temporarily certain specific exemptions due to prior undertakings of Genencor as summarised in

                                       2.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

         Schedule 1 and only until such time as the said exemptions lapses as individually stated in Schedule 1, and (4) [*].

         "FOOD INGREDIENTS" means ingredients used in food formulation, typically in less than two percent (<2%) of the total formulation of the food end-product for consumption giving added value to the final formulation with respect to attributes such as but not limited to value, nutrition, functional properties or processability.

         "FOREGROUND INTELLECTUAL PROPERTY RIGHTS" means rights to knowhow or inventions patented or unpatented, improvements and/or discoveries whether patentable or protectable through trade secrets including without limitations, technical techniques and ideas first made during and directly resulting from Project Work .

         "FTE" means a full time equivalent of Genencor research and development personnel including direct and indirect costs.

         "FUNCTIONALITY TESTS" mean tests or assay methods used and first developed by Danisco Cultor in developing the end user application or use of a Bioingredient in or as a Food Ingredient including assay methods used for screening and identifying candidates of Bioingredients within the Field.

         "INDEPENDENT BIOINGREDIENT" means a Bioingredient developed, purchased or licensed by Genencor or Danisco Cultor in accordance with clause
         3.1. (a), (b), (c) and (d).

         "LARGE PLATFORM BIOTECHNOLOGY PROJECT" means a research and development project requiring major technology investment within the Field. Major technology investment means funding at a level greater than [*] US
         Dollars per year.

         "MANUFACTURING WORK" means process development, up-scaling and manufacturing of a Bioingredient identified during and directly resulting from a Project.

         "MAN-YEAR COST" means a full time equivalent of Danisco Cultor research and development personnel including direct and indirect costs.

         "NEW BIOINGREDIENTS" means a Bioingredient which provides new functionality not currently exploited in the parties' own existing product lines of Bioingredients sold in the Food Ingredients area. For the avoidance of doubt, New Bioingredient is intended to exclude mere incremental improvements in existing products or in the manufacturing cost of existing products.

         "PATENT RIGHTS" mean any pending patent applications and patents granted thereon claiming Background Intellectual Property Rights
         ("Background Patent Rights") or Foreground Intellectual Property Rights
         ("Foreground Patent Rights").

         "PRODUCT CANDIDATE" means proteins, peptides, enzymes and/or corresponding DNA sequences encoding the same, metabolites, chemical compounds and whole organisms

                                       3.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

         identified by either party as having potential for use as
         Bioingredients or for the production of Bioingredients and of a proprietary nature.

         "PROJECT" means agreed research and development activities pursuant to clause 4 of this agreement for any of the following purposes: (1)
         discovery and identification of New Bioingredients, (2) modification of
         New Bioingredients or existing Bioingredients to meet certain new performance criteria or (3) discovery, identification or modification of biosynthetic pathways (microbial cells or enzyme systems with or without associated chemical synthesis) to be able to produce New
         Bioingredients or existing Bioingredients.

         "PROJECT MANAGEMENT TEAM" means the team appointed by the parties for each Project, pursuant to clause 7 of this agreement.

         "PROJECT MANAGER" means any person appointed by a party to manage a
         Project on its behalf pursuant to clause 7 of this agreement.

         "PROJECT PLAN" means the detailed plan for each Project which will be determined in accordance with clause 5.

         "PROJECT WORK" means the Research Work to be carried out hereunder by each party in relation to a Project.

         "PROPOSAL RECEIVING PARTY" means the party who receives a Proposed
         Project from the other party, cf. clause 4.1.

         "PROPOSED PROJECT" means a proposal to enter into a Project to conduct research and development activities for the (1) discovery and identification of New Bioingredients, (2) modification of New
         Bioingredients or existing Bioingredients to meet certain new performance criteria or (3) discovery, identification or modification of biosynthetic pathways (microbial cells or enzyme systems with or without associated chemical synthesis) to be able to produce New
         Bioingredients or existing Bioingredients.

         "PROJECT PROPOSAL FORM" means the form attached as SCHEDULE 2.

         "PROPOSING PARTY" means the party who forwards a Proposed Project, cf.
         clause 4.1.

         "RESEARCH WORK" means research and development activities for identification of New Bioingredient(s) or Bioingredient(s) pursuant to a Project.

         "SALES PRICE" means the average price Ex-Works for which the
         Bioingredient is sold by Danisco Cultor or if the Bioingredient is sold as a blended product by Danisco Cultor, then the average price Ex Works of the Bioingredient shall be calculated based on the same proportion of the average price Ex Works of the blended product sold by Danisco
         Cultor as the Bioingredient's proportion of the total cost of the blended product sold by Danisco Cultor.

                                       4.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

         "STARTER CULTURES" mean microbial cultures (alive or dead) used to produce and/or preserve food products and additionally includes [*]
         cultures used as Food Ingredients for promoting [*].

         "STEERING COMMITTEE" means the committee established pursuant to clause
         7 of this agreement.

         "SUCCESS CRITERIA" means for each Proposed Project or Project deliverables, timelines, detailed specifications and other measures of success, all set out in writing and mutually agreed to before entering in to a Project, which includes, without being limited hereto, technical criteria, commercial criteria and Transfer Price indications all as appropriate and applicable to a research project.

         "SUCCESSFUL COMPLETION" means completing a Project by meeting the agreed Success Criteria.

         "TRANSFER PRICE" means the price ex-Works for which a product is sold from Genencor to Danisco Cultor.

1.1      In this agreement unless otherwise specified, reference to:

         (a)      a party means a party to this agreement and includes its
                  permitted assignees and/or the respective successors in title to substantially the whole of its undertaking;

         (b)      a person includes any person, individual, company, firm,
                  corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

         (c)      a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been from time to time or hereafter be amended or re-enacted;

         (d)      words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;
                  and

         (e)      recitals, clauses, paragraphs or schedules are to recitals, clauses and paragraphs and schedules to this agreement. The schedules form part of the operative provisions of this
                  agreement and references to this agreement shall, unless the context otherwise requires, include references to the recitals and the schedules.

1.2      The index to and the headings in this agreement are for information only and are to be ignored in construing the same.

                                       5.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

2.       SCOPE OF AGREEMENT

         Danisco Cultor and Genencor hereby agree to jointly develop and commercialise Bioingredients within the Field through a worldwide collaboration within the areas of research, development and manufacturing of Bioingredients for use in the area of Food Ingredients on the terms and conditions set out in this agreement.

3.       FIELD OF AGREEMENT

3.1      Subject to the exemptions and other terms and conditions set out in this clause 3.1 (a)-(d) as well as the various rights of first refusal set out in clauses 3.2-3.5, the parties agree to conduct Project Work and Manufacturing Work on Bioingredients within the Field on an exclusive basis:

         (a)      Danisco Cultor shall still be entitled to conduct its own
                  (and/or together with universities or other non-profit public institutions) research, development, screening, applications development, upscaling, manufacture, marketing and sale of
                  Independent Bioingredients within the Field. Danisco Cultor shall also be entitled to purchase or get a licence to
                  Independent Bioingredients within the Field from any other person, notwithstanding that such purchase or licence may take place after the Effective Date of this agreement, as long as no joint research or development with such other person has taken place prior to the purchase or licence of such
                  Independent Bioingredients;

         (b)      Genencor shall still be entitled to conduct its own (and/or together with universities or other non-profit public
                  institutions) research, development, screening, applications development, upscaling and manufacture of Independent
                  Bioingredients within the Field. Genencor shall also be
                  entitled to purchase or get a licence to Independent
                  Bioingredients within the Field from any other person,
                  notwithstanding that such purchase or licence may take place after the Effective Date of this agreement, as long as no
                  joint research or development with such other person has taken place prior to the purchase or licence of such Independent
                  Bioingredients. Genencor is also, subject to clause 3.3,
                  entitled to conduct marketing and sale of Independent
                  Bioingredients within the Field to third parties provided
                  Genencor has not performed or had performed on its behalf by or for such third party any research on such Independent
                  Bioingredient for its application or sale in the Field before the sale of the Independent Bioingredient to the third party;

         (c)      If and when a Proposed Project does not become a Project, due to the fact that Genencor does not wish to accept the Proposed
                  Project, Danisco Cultor shall, whether on its own or together with another person, be entitled to conduct such research, development, screening, applications development, upscaling, manufacture, marketing and sale of Independent Bioingredients within the Field as described in such a Proposed Project; and

         (d)      If and when a Proposed Project does not become a Project due to the fact that Danisco Cultor does not wish to accept the
                  Proposed Project, Genencor shall on

                                       6.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

                  its own be entitled to conduct such research, development, screening, application development, upscaling, manufacturing and, subject to clause 3.5, marketing and sale of Independent
                  Bioingredients within the Field as described in such a
                  Proposed Project.

3.2      Under clause 3.1 (a) Danisco Cultor will - to the extent possible -
         give Genencor a right of first refusal to do Manufacturing Work on
         Independent Bioingredients to be sold by Danisco Cultor prior to having a third party perform such Manufacturing Work, however, Danisco Cultor reserves the right to do the Manufacturing Work itself.

3.3      Under clause 3.1 (b) Genencor will - to the extent possible - make the sale of Independent Bioingredients non-exclusive meaning that Danisco
         Cultor and third parties may purchase Independent Bioingredients from
         Genencor. However, Genencor will - to the extent possible - give
         Danisco Cultor a right of first refusal to market and sell any such
         Independent Bioingredient developed or purchased by Genencor after the execution of this agreement prior to selling or having a third party market or sell such Independent Bioingredients.

3.4      Under clause 3.1 (c) Danisco Cultor will - to the extent possible -
         give Genencor a right of first refusal to do the Manufacturing Work on any Independent Bioingredient developed out of or under Danisco
         Cultor's research under such a rejected Proposed Project prior to having a third party perform such Manufacturing Work, however, Danisco
         Cultor reserves the right to do the Manufacturing Work itself.

3.5      Under clause 3.1 (d) Genencor will - to the extent possible - prior to selling or having a third party market or sell such Independent
         Bioingredients give Danisco Cultor a right of first refusal to market and sell such Independent Bioingredient within the Field.

3.6      The following rules of procedure shall apply to any right of first refusal pursuant to clause 3.2-3.5:

         (a)      The initiating party (for the purpose of this clause 3.6
                  meaning the party not having a right of first refusal) shall first commence discussions with the other party with respect to the subject matter in question;

         (b)      If the parties are not able to reach an agreement on either manufacturing, supply, marketing or sale (as the case may be)
                  of the Independent Bioingredient in question within two (2)
                  months and the initiating party, nevertheless, wishes to
                  pursue the subject matter, the initiating party shall give a notice in writing to the other party. Such notice shall
                  specify the terms and conditions, including an option to
                  negotiate exclusive rights, under which the initiating party will offer the other party to manufacture, supply, market or sell (as the case may be) such Independent Bioingredient and shall specify a time limit for the other party's acceptance of the offer. The offer shall be non-conditional and shall be limited in time (the time limit, however, shall not be less than one (1) month) after which

                                       7.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

                  period the offer, if not accepted, shall be deemed to have been declined by the other party;

         (c)      If the other party declines the offer under clause 3.6 (b) or does not react within the specified time limit, the initiating party may offer the manufacture, supply, marketing or sale (as the case may be) of the Independent Bioingredient to a third party, provided, however, that the initiating party may not offer the Independent Bioingredient to such third party on terms and conditions which, when taken as a whole are more favourable than last offered by the initiating party to the other party hereunder, without first giving the other party hereunder the opportunity to respond to similar terms and
                  conditions; and

         (d)      Even though the other party declines or does not react to an offer from the initiating party, such other party is entitled to send a notice to the initiating party that the other party is now interested in concluding an arrangement. Provided that the initiating party has not finally concluded an arrangement with a third party, the initiating party shall explore the possibility to conclude an arrangement with the other party irrespective of that the initiating party is conducting
                  negotiations with a third party. Such a notice from the other party shall also be valid for any period after the expiry of the initiating party's arrangement with a third party.

3.7      Genencor cannot accept any proposal for any research project for
         Bioingredients within the Field from other persons during the term of this agreement. However, with respect to Large Platform Biotechnology
         Projects proposed by another person within the Field, Genencor can accept such Large Platform Biotechnology Projects if Danisco Cultor is
         not providing Adequate Funding of Projects under this agreement, cf.
         clause 10.4.

3.8      Irrespective of any other rights granted to Genencor under this
         Agreement, for a period of three (3) years from the termination of this agreement, a Supply Agreement or a Project which ever comes later,
         Genencor undertakes not to sell Bioingredients within the Field that are similar in performance or functionality to a Bioingredient meeting the Success Criteria of a Project, however, if a Supply Agreement is terminated, Genencor shall, three (3) years after such termination, be entitled to sell the Bioingredient covered by and under the surviving terms of such Supply Agreement.

4.       PROJECT INITIATION

4.1      Either party may propose a Project within the Field ("Proposed
         Project"):

         (a)      by forwarding two copies of a completed Project Proposal Form
                  (as set out in Schedule 2), signed by the Proposing Party and including its Project Manager and proposed Success Criteria;

         (b)      the party receiving ("Proposal Receiving Party") a completed
                  Project Proposal Form from the other party ("Proposing Party")
                  shall consider the Proposed Project and, within two (2) weeks give the Proposing Party an indication of its interest by

                                       8.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

                  way of a notice stating either its interest to consider the matter in more detail or its decline to execute the Project
                  Proposal Form;

         (c)      following a notice stating its interest to consider the matter in more detail, the parties shall have one and a half (1 1/2)
                  month period to obtain and consider all available and relevant technical and business data concerning a Proposed Project (the
                  "review period") and another one and a half (1 1/2) month
                  period following the expiry of the review period to decide whether to finally accept the Proposed Project (the "decision period"), the total time period allowed each party for the review period and the decision period not to be less nor to exceed three (3) months unless otherwise agreed by the
                  parties;

         (d)      following the decision period the parties shall within
                  forty-five (45) days together in good faith produce a draft
                  Project Plan, cf. clause 5;

         (e)      following the preparation of the draft Project Plan, the
                  parties shall have one (1) month from the date of the
                  preparation of a draft Project Plan to review and agree on the content thereof; and

         (f)      failure by the parties to agree in accordance with clause 4.1
                  (c), (d), (e) and (f) hereof, within the time specified shall cause the Proposed Project to lapse, however, for the
                  avoidance of doubt the confidentiality provisions of this
                  agreement shall continue to apply and all papers,
                  documentation, samples and/or materials (together with all copies thereof) shall upon request be returned to the owner thereof and all Confidential Information relating to Proposed
                  Projects that are not accepted shall remain the property of the disclosing party.

4.2      When the parties have agreed to the Project Plan, cf. clause 5, the parties shall without delay execute the Project Proposal Form including the Project Plan ("Date of Project Acceptance"), and no party is obligated under any Proposed Project before the Date of Project
         Acceptance. The executed Project Proposal Form, including the Project
         Plan, shall form the basis of an agreed project ("Project"). The terms and conditions of this agreement shall apply only to Projects entered into under this agreement except as otherwise explicitly stated in this agreement, including for the avoidance of doubt the obligations of the parties under clause 16 which shall remain in force irrespective of whether a Proposed Project becomes a Project.

5.       PROJECT PLANNING

5.1      The parties shall work together in good faith to produce a Project Plan detailing the following matters:

         (a)      identifying the information (including an indication of any third party technology that may be necessary to conclude the
                  Project) and materials needed and tasks to be undertaken to develop the Bioingredients; and a listing of all the tasks within

                                       9.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

                  the Project up to and including production of the
                  Bioingredients to be commercialised;

         (b)      the subject matter and the objectives of the Project and of the Project Plan or plan which it is proposed to be carried out including without limitation the agreed Success Criteria by which Successful Completion shall be measured (including a
                  Transfer Price indication for the Bioingredient); and the
                  manner in which it is proposed to assess whether Successful
                  Completion has occurred;

         (c)      the facilities, materials and equipment required in order to carry out the Project;

         (d)      the steps to be investigated for a regulatory approval of the
                  Bioingredient in question;

         (e)      to the extent possible, the initial members of staff of each party or other persons who it is proposing will carry out the
                  Project and their R&D facilities;

         (f)      a breakdown of the estimated time and cost (in the form of yearly required FTE and Man-year Cost) at each R&D facility needed to accomplish each stage of the Project on the basis that all stages are reached within the agreed period in order to achieve Successful Completion of the Project within the time period allocated;

         (g)      the expected results of the Project, including a statement assessing the likelihood of Successful Completion, including milestones to be used to identify the key decision in the
                  Project; and

         (h)      at the request of either party Background Intellectual
                  Property Rights of such party expected to be used during a
                  Project.

6.       PROJECT PERFORMANCE

6.1      The parties agree to exclusively collaborate on any Project in accordance with the terms and conditions set out herein.

6.2      In particular, without prejudice to the generality of the
         aforementioned, the parties agree to:

         (a)      perform Project Work assigned to it with commercially
                  reasonable diligence, care and skill;

         (b)      liaise with and provide commercially reasonable advice and assistance to the other party in relation to a Project and ensure that all information disclosed to the other party
                  during the course of a Project is to the best of the
                  disclosing party's knowledge and belief, accurate (provided always the disclosing party will promptly correct any
                  significant errors in such information subsequently discovered by it);

                                      10.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

         (c)      procure that all Project Work conducted by it shall be carried out in accordance with generally accepted standards of good practice at the time applicable to such Project Work
                  (including but without limiting the generality of the
                  foregoing all relevant statutory safety standards from time to time in force) and each party will be responsible for the
                  implementation of and compliance with all safety and other legislative requirements which apply to Project Work assigned to it under a Project Plan;

         (d)      ensure that all persons assigned to a Project individually and collectively possess suitable skills and experience;

         (e)      procure or make available such facilities, materials and
                  equipment as are reasonably required for the proper execution of a Project in accordance with the Project Plan;

         (f)      supply to the other party such materials as a party reasonably requires in accordance with the Project Plan for the proper performance of the Project Work unless it is prevented from so doing by any obligations, whether equitable or contractual, owed to any other person; and

         (g)      supply all relevant and necessary information for legal and regulatory approvals of the Bioingredients to be developed in order to make it possible for Genencor to do the Manufacturing
                  Work and Danisco Cultor to commercialise the Bioingredients.

7.       PROJECT MANAGEMENT

7.1      The parties agree to establish jointly a Steering Committee to act on behalf of the parties under this agreement and to oversee this agreement, Projects and Manufacturing Work on Bioingredients within the
         Field carried out under this agreement.

7.2      The Steering Committee shall comprise three representatives from
         Genencor (appointed by Genencor) and three from Danisco Cultor
         (appointed by Danisco Cultor). Each party shall procure that, where appropriate, such representatives shall attend and report to all meetings of the Steering Committee. No meeting of the Steering
         Committee will be quorate unless there is at least one representative of each of the parties attending the meeting.

7.3      The Steering Committee shall meet no less than twice every calendar year throughout the duration of this agreement, such meetings to take place on an alternate basis at the premises of each of the parties
         (unless otherwise agreed).

7.4      Subject to the oversight and approval of the parties, the Steering
         Committee shall be overall responsible for the following:

         (a)      overall review of Projects;

                                      11.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

         (b)      supervision of individual Projects including budgeting,
                  staffing and facility requirements;

         (c)      approval of any modification to a Project and Project Plan;

         (d)      scheduling and conducting biannual reviews, or such more
                  frequent reviews as the Steering Committee determines
                  necessary, of Projects and Project Plans;

         (e)      approval of any Project Proposal Form and Supply Agreement consistent with the terms of this agreement;

         (f)      recommend to the parties the licensing of technology, where appropriate or expedient, from other persons to facilitate
                  Projects or Proposed Projects;

         (g)      determine whether technical milestones have been achieved and in the absence of achieving such whether the overall
                  probability of Successful Completion has been lowered; and

         (h)      determine whether Successful Completion of a Project has been achieved.

7.5      In addition to the responsibilities set out in clause 7.4, the Steering
         Committee shall ensure:

         (a)      that any changes to a Project Management Team's composition are reported to the parties;

         (b)      that any significant changes to a Project Plan are formally agreed by both parties;

         (c)      that quality and cost are continuously considered in
                  determining the level of resources to be used at the parties'
                  respective R&D facilities for a given Project;

         (d)      that the resources to be used and costs at each R&D facility are agreed at the beginning of each financial year (Danisco
                  Cultor's financial year) and specified in the Project Plan for the first financial year for each Project;

         (e)      that the budget is adhered to and that any changes are agreed to regarding each Project; and

         (f)      that Project Work is properly documented (including invention disclosures and patent applications).

7.6      The Steering Committee shall be considered the parties representatives in all matters by the Project Management, however, for the avoidance of doubt, the Steering Committee shall have no authority to modify or amend the terms of this agreement.

                                      12.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

7.7      The Steering Committee shall review and shall use all reasonable endeavours to resolve issues raised by either of the parties in respect of their collaboration pursuant to this agreement.

7.8      All decisions of the Steering Committee shall be unanimous. If the members of the Steering Committee are unable to reach agreement in a matter then the matter will be referred to the respective superiors in line management to the senior representative of each party on the
         Steering Committee.

7.9      The Steering Committee shall keep minutes of all meetings, such minutes of meetings to be approved by each party.

7.10     Each party shall in its judgment appoint a suitable, qualified and experienced manager ("Project Manager") to manage each Project. Each party shall use its reasonable endeavours to ensure that the appointed
         Project Manager will not be removed from the Project during the term of the relevant Project.

7.11     The Project Managers of each party shall establish jointly a team (the
         "Project Management Team"). The Project Management Team shall meet once a month or as needed together with other members working on the same
         Project as required. The use of video- or phone conferencing for meetings is encouraged, though face to face meetings should take place at least once every 3 months between the Project Managers.

7.12     Each Project Manager (for the party which appointed him) and the
         Project Management Team collectively shall be responsible for the every-day supervision of a given Project including in particular but not limited to the following issues:

         (a)      be responsible for the day-to-day management of Project Work to be carried out;

         (b)      managing Project resources (staff, time and costs);

         (c)      implementing and adhering to a given Project Plan according to stipulated milestones;

         (d)      proposing any significant changes to a given Project Plan or budget to the Project Steering Committee for approval. For the avoidance of doubt the Project Managers shall not have the power to alter significantly any aspects of the Project Plan without the prior written approval of the Project Steering
                  Committee;

         (e)      keep detailed written records of the progress with Project
                  Work under a Project Plan made by the party which appointed him;

         (f)      joint monthly reporting of the progress of the Project Work under the Project Plan including highlights and low-lights
                  (and invention disclosures and patent applications) compared to the milestones stipulated in the Project Plan to the
                  Steering Committee and more detailed in quarterly reports. All
                  Project Work

                                      13.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

                  shall be written up as technical reports as and when requested by the Steering Committee or at least at the end of the
                  Project;

         (g)      notwithstanding clause 7.12(f) above, keep the other party fully informed of the progress of the Project;

         (h)      notify the other party as soon as practicable if there is an unexpected technical or scientific problem which makes it
                  impossible to achieve or is likely to cause a material delay to achievement of Successful Completion or of any of the
                  objectives of the Project or any particular stage of the
                  Project or any material increase in the costs of the Project or if it becomes aware of the action of another person which threatens to effect adversely Successful Completion or the reasonable expectations of the parties hereunder;

         (i)      provide all information and documents reasonably required by the other party for the proper performance of its duties in relation to the Project;

         (j)      involve regulatory, legal, intellectual capital,
                  manufacturing, sales and marketing as and when needed; and

         (k)      act fairly and reasonably as between the parties in all
                  matters related to the Project.

7.13     All decisions of the Project Management Team shall be unanimous. If the members of the Project Management Team are unable to reach agreement then the matter will be referred to the Steering Committee.

8.       PROJECT COMPLETION

8.1      If Successful Completion has not been achieved within the agreed time for a Project then either the parties may agree to continue for an additional period to achieve Successful Completion or, if only one of the parties believe in its reasonable opinion it would be likely that
         Successful Completion can be achieved, the party who believes in
         Successful Completion may continue with the Project (irrespective of whether that party was originally the Proposing Party or the Proposal
         Receiving Party) at its own risk and for its own account.

8.2      If Successful Completion is not achieved a Project will terminate.

8.3      For the avoidance of doubt, any right of first refusal under clause 3 shall apply in case only one party pursues a Project according to clause 8.1 and achieves Successful Completion.

9.       MANUFACTURING WORK

9.1      No later than one (1) month before expected Successful Completion of a
         Project, the parties shall start negotiations of the terms and conditions of a Supply Agreement, such

                                      14.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

         negotiations to be finalised within two (2) months of Successful
         Completion. Upon execution of said Supply Agreement, Manufacturing Work will commence.

9.2      The parties shall enter into a Supply Agreement for the Bioingredient arising from the Successful Completion of a Project in accordance with the form of agreement attached as Schedule 3 which shall always provide
         Danisco Cultor with exclusive supply of said Bioingredient for commercialisation and sale within the Field.

9.3      If, for whatever reason, the parties fail to enter into the said Supply
         Agreement, the parties shall, notwithstanding anything to the contrary in this agreement, be considered to have the same rights and obligations under this agreement as if Successful Completion had not been achieved.

9.4      The parties recognise and appreciate that some Manufacturing Work may be conducted by Danisco Cultor at its premises - with respect to
         Bioingredients meeting the Success Criteria of a Project - and agree that where expedient and appropriate the parties shall agree hereon, including the terms and conditions on which Danisco Cultor will do such
         Manufacturing Work. However, this clause does not apply to the right of
         Danisco Cultor to perform Manufacturing Work of Independent
         Bioingredients, cf. clauses 3.2 and 3.4.

10.      FUNDING

10.1     Danisco Cultor shall fund [*] percent ([*]%) of the Research Work of any Project unless otherwise agreed by the parties.

10.2     The agreed FTE rate applicable to Genencor is USD [*] per FTE yearly and such rate shall be considered to include without exception all necessary support costs and all travelling costs for the employment of an FTE on any Project. The agreed FTE rate of Genencor applicable to a
         Project under this agreement shall at all times be the most favourable rate used by Genencor in its collaboration with any person within the
         Field. Danisco Cultor shall be reimbursed for any aggregated amount by which the agreed FTE rate exceeds the rate used by Genencor in any other collaboration within the Field.

10.3     Any Project Work conducted by Danisco Cultor at its own expense where agreed by the parties shall be calculated at the price of a full time equivalent of Danisco Cultor research and development personnel including direct and indirect costs which is USD [*] per person yearly
         ("Man-year Cost").

10.4     When the parties as of the fourth year of this agreement will have proposed to fund [*] USD per year on Projects and Proposed Project
         (calculated as the sum under clauses 10.2 and 10.3 of Proposed Projects and Projects) , this shall be considered adequate funding ("Adequate
         Funding"). If Danisco Cultor does not achieve and sustain this level of
         Adequate Funding in the fourth year of this Agreement, then Genencor shall at that time be free to accept and conduct Large Platform
         Biotechnology Projects with other persons until Danisco Cultor has again achieved Adequate Funding. Any Large Platform Biotechnology
         Project initiated by Genencor based on this clause 10.4 can be finalised

                                      15.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

         forthwith. If and when Danisco Cultor again reaches and sustains a level of Adequate Funding a new large Platform Biotechnology Project cannot be initiated by Genencor.

10.5     Genencor shall at its own expense fund all its Manufacturing Work on
         Bioingredients that meet the Success Criteria of any Project. For the avoidance of doubt, the work and expenses associated with scale-up, process development and manufacture of any Bioingredients by Genencor will be paid by Genencor and Genencor will pay all costs associated with optimisation of the production process efficiency utilising the commercial microbial production strain.

11.      ACCOUNTS AND REPORTING

11.1     The parties and Affiliates shall keep books and records of their respective activities in connection with this agreement and any
         Projects and Supply Agreements. Such books (i) shall be kept consistent with the standard practices of each party's accounting conventions:
         (ii) shall reflect accurately the parties' activities related to this agreement (including for the avoidance of doubt Cost of Goods Sold,
         Sales Prices, actual volumes), (iii) shall be appropriate and adequate for carrying out the provisions of this agreement or related Supply
         Agreements, and (iv) shall be closed and balanced as of the end of each agreement year, and as soon as practicable after the end of such agreement year.

11.2     For any payments, determination or confirmation of Cost of Goods Sold,
         Sale Prices or Transfer Prices hereunder, with respect to the books and records maintained by the parties and Affiliates which reflect transactions under this agreement or related Supply Agreements, each party's independent accountant, if reasonably acceptable to the other party, or any other independent certified public accountant acceptable to the other party, shall have the right once every agreement year to review and audit the relevant books and records of the other party on appropriate notice, execution of a confidentiality agreement, during normal business hours, and at the cost of the party requesting the review.

12.      INTELLECTUAL PROPERTY RIGHTS

12.1     Background Intellectual Property Rights shall remain the sole property of the party from whom it originates.

12.2     Genencor shall own Foreground Intellectual Property Rights, regardless of origin or inventorship concerning Bioingredients, formulation of
         Bioingredients and processes and production systems for Bioingredients, however, any use within the Field by Genencor shall be restricted so as to allow only for, manufacture, sale and deliveries of Bioingredients to Danisco Cultor.

12.3     Danisco Cultor shall own Foreground Intellectual Property Rights regardless of origin and inventorship, concerning the application,
         Functionality Tests or commercial use or sale of Bioingredients.

                                      16.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

12.4     Patent procurement activity in regard to Foreground Intellectual
         Property Rights shall be pursued at the discretion, subject, however, to clause 12.5, and at the expense of the owner or designee set forth in clause 12.2 and 12.3.

12.5     As to Foreground Intellectual Property Rights to be owned by Genencor in accordance with clause 12.2 or Danisco Cultor in accordance with clause 12.3, each party will notify the other upon the preparation of any filing of any patent application based on Foreground Intellectual
         Property Rights and provide the other with a copy of any such patent application. Each party will consult with the other party during the preparation and filing of such a patent applications, bearing in mind the goal that all such applications shall produce claims valuable to each party insofar as is possible consistent with the need for patent validity. The parties shall therefore before filing any patent application on Foreground Intellectual Property Rights agree whether such Foreground Intellectual Property Rights shall be patented by way of a joint patent (the terms and conditions of the joint ownership to any such patent application and patents then to be agreed upon separately) or by simultaneous filing of patent applications by
         Genencor and Danisco Cultor to any Foreground Intellectual Property
         Rights in accordance with clause 12.2 and 12.3 or by way of Genencor allowing Danisco Cultor to include in any of its patents and patent applications to Foreground Intellectual Property Rights the description of any Bioingredient used in any patent application or patent to
         Foreground Intellectual Property Rights filed by Genencor or covered by
         Genencor's Foreground Intellectual Property Rights. The other party agrees to furnish all information and data in its possession reasonably necessary to obtain patents on such Foreground Intellectual Property
         Rights (including for the avoidance of doubt information and data on
         Background Intellectual Property Rights) and, upon request agrees to review applications for such patents. In the event the owner or designee decides that additional data is necessary to obtain a patent on Foreground Intellectual Property Rights, the other party agrees to co-operate by performing such work to obtain such data, relating to the
         Foreground Intellectual Property Rights, as may reasonably be requested by the owner or designee. The owner will reimburse the other party for the reasonable extra costs of such work. Each party further agrees to sign documents to vest or maintain title to patents in the owner designated in this clause and each party will notify the other party of updates as to the status of any such patent application and patents issued on Foreground Intellectual Property Rights.

12.6     In the event the owner of any Foreground Intellectual Property Rights elects not to obtain or maintain a patent application or patent on
         Foreground Intellectual Property Rights in any country, the owner will promptly notify the other party who may then obtain or maintain such patents at its own cost for the relevant country, however, not excluding a party's right to otherwise dispose of its Foreground Patent
         Rights, subject to clause 17.

13.      LICENCES

13.1     Genencor hereby grants to Danisco Cultor a fully paid up irrevocable non-exclusive world wide royalty-free licence within the Field to use any Background Intellectual Property Rights owned by Genencor, or to which Genencor has the right, as may be

                                      17.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

         necessary or expedient for Danisco Cultor in order to commercialise in the Field a Bioingredient arising from a Project. Genencor hereby grants to Danisco Cultor a fully paid up irrevocable exclusive worldwide royalty free license within the Field to use any Genencor
         Foreground Intellectual Property Rights as may be necessary for Danisco
         Cultor in order to commercilise in the Field a Bioingredient arising from a Project. The licences will be an implied licence in case
         Manufacturing Work is performed by Genencor or an express licence in the case Genencor chooses not to do the Manufacturing Work on a
         Bioingredient meeting the criteria of Successful Completion of any
         Project.

13.2     The parties shall where applicable execute a formal license or licenses for the purpose of registering any explicit license granted pursuant to clause 13.1 above. Danisco Cultor shall at its own expense register or procure the registration of any licence agreement executed.

13.3     Danisco Cultor hereby grants to Genencor a fully paid up irrevocable non-exclusive world wide royalty-free licence under any Background
         Intellectual Property Rights owned by Danisco Cultor, or to which
         Danisco Cultor has the right, as may be necessary for Genencor to perform the Project Work or Manufacturing Work, and to manufacture and sell to Dansico Cultor any Bioingredient meeting the criteria of
         Successful Completion of any Project. Danisco Cultor hereby grants
         Genencor a fully paid up irrevocable exclusive worldwide royalty free license under any Danisco Cultor Foreground Intellectual Property
         Rights for manufacture, sale or use of Bioingredients outside the Field if necessary for that purpose, provided, however, that if the Project fails to achieve Successful Completion, Genencor's licence under
         Danisco Cultor's Foreground Intellectual Property Rights shall no longer be considered fully paid up and shall be subject to the parties agreement following negotiation of the terms and conditions for manufacture, sale or use by Genencor of any part of such Danisco Cultor
         Foreground Intellectual Property Rights outside the Field.

13.4     The parties shall, where applicable execute a formal licence or licences for the purpose of registering any licence granted pursuant to clause 13.3. Genencor shall at its own expense register or procure the registration of any licence agreement executed.

13.5     For the avoidance of doubt, any Product Candidate supplied by either party for use in a Project shall be considered part of the supplying party's Background Intellectual Property Rights under clause 12.1, whereas any improvement or optimization thereof made under a Project shall be Foreground Intellectual Property Rights of the parties in accordance with clause 12.2 and clause 12.3.

14.      REGULATORY REQUIREMENTS

14.1     Each party will at its own expense comply with all the requirements specifications and standards required of it by the appropriate governmental authorities in relation to the performance of its obligations under a Project including the procurement of such government approvals certificates and registrations as may be necessary.

                                      18.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

14.2     Genencor shall assist Danisco Cultor if required and make available to
         Danisco Cultor any documents, test results (such as toxicity tests) in its possession necessary or expedient for Danisco Cultor in the process of seeking any regulatory approval of any Bioingredient and/or Food
         Ingredient for human consumption.

15.      PAYMENT

15.1     Any charges payable by, or expenditure of, a party shall be calculated in accordance with this agreement.

15.2     Genencor's FTE rate and Danisco's Man Year rate may only be increased or decreased by mutual agreement of the parties.

15.3     Genencor shall provide Danisco Cultor with an invoice no later than fifteen (15) days after the end of each calendar month setting forth the proportional use of FTE used during that month per Project, the charges due in respect thereof (with reference to tasks, used manpower and costs hereof). All sums due pursuant to any invoice shall be expressed in US dollar. Unless otherwise agreed to by the parties,
         Danisco Cultor shall pay the invoiced charges (save in the case of manifest error or genuine dispute as to the amount due) by electronic transfer of funds to an account designated by Genencor within 30 days after the expiry of the month of the date of invoice.

15.4     All sums due under this agreement:

         (a)      are exclusive of any value added tax which shall be payable in addition on the rendering by Genencor of any appropriate value added tax invoice;

         (b)      shall be made in US dollars unless otherwise agreed to the credit of a bank account to be designated in writing by
                  Genencor; and

         (c)      shall bear interest from the date of due payment at the rate of 2 % per annum above the LIBOR.

15.5     The parties agree to co-operate in all respects necessary to take advantage of such Double Taxation Agreements as may be available.

16.      CONFIDENTIALITY

16.1     Each party shall during the term of this agreement and for five (5)
         years thereafter keep secret and confidential the existence of this agreement, all business, technical and/or commercial information including for the avoidance of doubt all information related to
         Proposed Projects and Projects, Background Intellectual Property Rights
         and Foreground Intellectual Property Rights ("Confidential
         Information") disclosed to it pursuant to this agreement e.g. under the
         Project by the other party or otherwise belonging to the other party and shall not disclose the same to any person (save to an Affiliate or to its or such Affiliate's employees, agents, sub-contractors in which event the disclosing party shall procure such recipient's compliance with this clause 16) save to the extent necessary to

                                      19.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

         exercise its rights or perform its obligations in accordance with the terms of this agreement and save as expressly authorised in writing to be disclosed by the other party.

16.2     The obligation of confidentiality contained in clause 16.1 shall not apply or (as the case may be) shall cease to apply to Confidential
         Information which:

         (a)      at the time of its disclosure by the disclosing party is
                  already in the public domain or which subsequently enters the public domain other than by breach of the terms of this
                  agreement by the receiving party;

         (b)      is already known to the receiving party (as evidenced by
                  written records) at the time of its disclosure by the
                  disclosing party and was not already acquired by the receiving party from the disclosing party under any obligations of
                  confidence;

         (c)      is at any time after the date of this agreement acquired by the receiving party from a another person having the right to disclose the same to the receiving party without breach of obligation owed by that person to the disclosing party;

         (d)      is required to be disclosed by applicable law or order of a court of competent jurisdiction or government department or agency or by the rules of any relevant stock exchange,
                  provided that prior to such disclosure the receiving party shall obtain the consent of the disclosing party to the
                  proposed form of the disclosure, such consent not to be
                  unreasonably withheld; or

         (e)      was developed (as evidenced by written records) by the
                  receiving party independently of the disclosing party and
                  without use of the Confidential Information received from the disclosing party.

16.3     For the avoidance of doubt, either party shall continue to be entitled to rely upon the provisions of clause 16.2 above in the event that it has not informed the other party that any of the circumstances set out in clause 16.2 apply to Confidential Information disclosed to it hereunder.

16.4     Any publication of Project Work and any results of a Project shall irrespective of clause 16.2 be agreed by the parties prior to publication.

16.5     Any material in the form of Bioingredients or otherwise made available to a party ("receiving party") by the other party ("delivering party")
         during the Project Work is provided for research purposes within a
         Project only and shall not be used for any other purpose without the prior written consent of the delivering party. In particular, the material will not be used for experiments in which human beings are subjected to the material, nor for research purposes other than the
         Project, for other persons, or be distributed to scientists outside the laboratories of the receiving party without the prior written consent of the delivering party. Material transferred hereunder shall remain the proprietary property of the delivering party. The receiving party will handle such material in compliance with all laws, regulations and guidelines applicable to the material and its use. Said material is of experimental nature, and - notwithstanding anything to the

                                      20.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

         contrary in this agreement - provided "AS IS" without any warranties with respect to performance or fitness for particular purposes, or to completeness and accuracy of information accompanying the material. The receiving party acknowledges that material is provided "AS IS" and without any representation or warranty, express or implied unless otherwise agreed by the parties.

17.      ASSIGNMENT

17.1     Neither party shall be entitled to assign, transfer or exercise jointly with another person any of its rights duties or obligations hereunder without the written consent of the other party, such consent not to be unreasonably withheld or delayed provided always either party may assign or transfer or exercise jointly its rights, duties or obligations hereunder to or with an Affiliate of the assignor if the assignor shall remain liable for and undertakes to procure performance of the obligations in this agreement by the assignee and such assignment, transfer or joint exercise shall cease to be effective upon the assignee ceasing to be an Affiliate.

17.2     Either party shall be entitled to assign or transfer any of its rights duties or obligations hereunder at any time on the sale or disposal by that party of the whole or a substantial part of its business provided that upon such sale or disposal that party shall procure that the assignee shall undertake under seal to comply with its obligations hereunder.

18.      SUB-CONTRACTS

18.1     Danisco Cultor and Genencor shall be entitled to sub-contract any of its Affiliates for so long as it remains an Affiliate under the rights and obligations granted or imposed pursuant to this agreement.

18.2     The Steering Committee may unanimously decide on a case by case basis that specific Project Work shall be performed by third parties including, but not limited to universities and non-commercial institutes, provided, however, that the parties respective rights pursuant to this agreement shall be reserved.

19.      TERMINATION

19.1     This agreement may be terminated by either party with three (3) months notice, however, not earlier than four (4) years after the Effective
         Date .

19.2     Either party (the "first party") shall have the right to terminate this agreement forthwith by giving notice in writing to the other party (the
         "other party") if any sum payable hereunder is in arrears for 30 days provided that:

         (a)      The first party has served written notice on the other party indicating that the sum is in arrears; and

         (b)      The other party has not remitted such overdue sum to the first party within 14 days of receipt of the notice given in
                  sub-clause (a) above; and

                                      21.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

         (c)      The first party has served a second written notice on the
                  other party after expiry of the 14 day period referred to in sub-clause (b) above; and

         (d)      The other party has failed to pay the sum in arrears within 14 days of receipt of the second notice referred to in sub-clause
                  (c) above.

19.3     Either party shall have the right to terminate this agreement forthwith by giving notice to the other party upon the happening of any of the following events:

         (a)      if the other party commits a material breach of this agreement or any obligation under the Project Plan provided that (if the breach is capable of remedy):

                  (i)      the first party has served written notice on the
                           other party specifying the breach; and

                  (ii)     the other party has not remedied such breach within
                           30 days of receipt of the notice given in sub-clause
                           (i) above; and

                  (iii)    the first party has served a second written notice
                           specifying the breach on the other party after expiry
                           of the 30 day period referred to in sub-clause (ii)
                           above; and

                  (iv)     the other party has failed to remedy the breach
                           within 30 days of receipt of the second notice
                           referred to in sub-clause (iii) above.

         (b)      if the other party becomes insolvent or commences bankruptcy or liquidation procedures.

19.4     For the purposes of this clause 19.3(a) a party shall be deemed to be in material breach of this agreement if it is in breach of any of its duties and/or obligations under the clauses 3, 8, 9, 12, 13, 15 and 16.

20.      CONSEQUENCES OF TERMINATION

20.1     Termination of this agreement shall be without prejudice to any rights of either party against the other which may have accrued up to the date of such termination.

20.2     In the event of termination of this agreement only this agreement shall be considered terminated without affecting any Projects, whether finalised or in progress or any executed Supply Agreements.

20.3     In particular, termination of this agreement for any reason shall not bring to an end:

         (a)      the confidentiality obligations on the parties hereto for a period of 5 (five) years following termination;

                                      22.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

         (b)      either party's obligations to pay those sums which have
                  accrued up until the date of termination; and

         (c)      the provisions of clauses 3, 12, 13 without limiting the scope of clause 20.2 for Projects in process.

21. ENTIRE AGREEMENT

21.1     Other than in the case of any claim or proceeding based upon fraud
         (including without limitation fraudulent concealment), this agreement constitutes the entire and only agreement and understanding of the parties and supersedes all prior oral or written agreements, undertakings or arrangements between them relating to the subject matter of this particular agreement.

21.2     This agreement may be amended only by a document signed by both of the parties.

22.      WAIVER

22.1     A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

22.2     No failure or delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

22.3     No breach of any provision of this agreement shall be waived or discharged except with the express written consent of the parties.

23.      INVALIDITY

23.1     If any provision of this agreement is or becomes (whether or not pursuant to any judgment or otherwise) invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

         (a)      the validity, legality and enforceability under the law of that jurisdiction or any other provision; and

         (b)      the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

         shall not be affected or impaired in any way thereby

23.2     In the circumstances set out in clause 23.1 above, the parties shall meet to discuss the void and unenforceable provisions and shall substitute therefore a lawful and enforceable provision which so far as possible results in the same economic effects.

                                      23.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

24.      NOTICE

24.1     Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered by hand (including courier):

         IN THE CASE OF GENENCOR TO:

         Address:                                925 Page Mill Road
                                                 Palo Alto
                                                 CA 94304-1013
                                                 USA
         Attention:                              Senior Vice President,
                                                 Commercial and Legal Affairs

         IN THE CASE OF DANISCO CULTOR TO:

         Address:                                Langebrogade 1
                                                 DK-1001 Copenhagen K
                                                 Denmark
         Attention:                              Mr Leif Kjaergaard

         copy to:
         Address:                                Langebrogade 1
                                                 DK-1001 Copenhagen K
                                                 Denmark
         Attention:                              Head of the Legal Department

         and shall be deemed to have been duly given or made upon delivery at the address of the relevant party provided that if, in accordance with the above provision, any such notice, demand or other communication would otherwise be deemed to be given or made outside normal working hours, such notice, demand or other communication shall be deemed to be given or made at the start of normal working hours on the next business day.

25.      PUBLICATION

         The parties intend to issue mutually agreed to press release(s) after execution of this agreement and from time-to-time during the term of the agreement to issue press releases regarding key events such as achievement of technical milestones, Successful Completion of a
         Project, execution of a Supply Agreement and the like, however, subject to mutual approval. Neither party may issue any other public statement concerning the existence or terms of this agreement or any activities related hereto without consulting and agreeing with the other party.
         However, each party may disclose this agreement or any activities related hereto without the other parties' approval if such approval has been requested but not received within forty-eight (48) hours and such party concludes, after consulting with its legal advisors, that it is required by law or regulatory or listing agency to disclose the transaction or part thereof.

                                      24.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

26.      NO JOINT VENTURE OR PARTNERSHIP

         Nothing in this particular agreement shall create a partnership or joint venture between the parties hereto and save as expressly provided in this agreement neither party shall enter into or have authority to enter into any engagement or make any representation or warranty on behalf of or pledge the credit of or otherwise bind or oblige the other party hereto. However, the parties may contemplate entering in to a
         Joint Venture and if such alliance is established this agreement shall be transferred or transformed to such an established alliance.

27.      FORCE MAJEURE

27.1     "Event of force majeure" means, in relation to either party, an event or circumstance beyond the reasonable control of that party (the
         "claiming party") including, without limitation, (whether or not by the claiming party), acts of God, fires, floods, earthquakes, acts of government, riots, wars, accidents in transportation, strikes, lock outs and other industrial disputes (in each case, whether or not relating to the claiming party's workforce).

27.2     The claiming party shall not be deemed to be in breach of this agreement or otherwise liable to the other party (the "non-claiming party") for any delay in performance or any non-performance of any obligations under this agreement (and the time for performance shall be extended accordingly) if and to the extent that the delay or non-performance is due to an event of force majeure.

27.3     The Claiming Party shall promptly notify the non-claiming party of the nature and extent of the circumstances giving rise to the event of force majeure.

28.      GOVERNING LAW

         This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with
         English law.

29.      DISPUTE RESOLUTION

29.1     In the event of a dispute or difference arising out of or relating to this agreement either party may notify the other in writing of the dispute or difference (the "dispute notice") together with reasonable details of such dispute or difference whereupon the parties shall endeavour to resolve all matters in dispute as soon as practicable. In the event of their failing to resolve such matters within 10 days of service of the dispute notice, the parties may - but are under no obligation to - refer the dispute or difference for determination to an independent mediator (the "mediator") appointed by agreement by the parties or, in default of agreement on such appointment within 21 days of the service of the dispute notice, on the application of either party, by SCC Mediation Institute. When considering any dispute the mediator shall act as an expert and mediator and not as an arbitrator and his decision shall not be final nor binding on the parties. The mediator shall give reasons

                                      25.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

         for his determination. Each party shall bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by it and the costs and expenses of the mediator shall be borne by the parties in the proportions he may direct or, in the absence of direction, equally.

29.2     Save as otherwise expressly set out herein, all disputes arising out of or in connection with this agreement shall be finally settled by arbitration in London under the Rules of Arbitration of the London
         Court of International Arbitration before three arbitrators. Each party shall appoint an arbitrator. The third arbitrator, who will act as chairman, shall be appointed by agreement of the two arbitrators appointed by the parties.

                                    --ooOoo--

                                      26.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

IN WITNESS whereof this agreement has been executed on the date first above written.

Signed by, for and on behalf of

GENENCOR INTERNATIONAL INC.

/s/ Thomas J. Pekich                    Signature
---------------------------------------

Signed by, for and on behalf of

DANISCO CULTOR A/S (DANISCO A/S)

/s/ Robert H. Mayer                     Signature
---------------------------------------

/s/ Soren Bjerre-Nielsen                Signature
---------------------------------------

                                      27.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

                                                                      Schedule 1

------------------------- ---------------------- ---------------------- ----------------------- ----------------------
                          Scope                  Duration               Affiliate               Products/Fields
------------------------- ---------------------- ---------------------- ----------------------- ----------------------

1.  December 20, 1993     GCI and Affiliates     December 20, 2000      -Test "50% or more"     1. Products
Agreement with RGB re     (D/C) to refrain                              -(D/C is an Affiliate)  (Schedule 1.1
"Fruit Juice Wine & Oil   from developing,                                                      attached as Appendix
Business" (FJW&O)         manufacturing,                                                        A) includes
                          marketing or selling                                                  pectinase from A.
                          Products (defined)                                                    niger, whole
                          or their equivalents                                                  cellulase from T.
                          in the Field of FJW&O                                                 longibrachiatum for
                                                                                                use in FJW&O Field(1)
------------------------- ---------------------- ---------------------- ----------------------- ----------------------
2.  June 2, 1995          GCI [excluding         June 2, 2000           -Test "more than 50%"   Dairy Ingredients
Agreement with RGB re     Affiliates] will       (extended by '97       -(D/C not an            Business means use
"Dairy Ingredients        refrain from           Agreement)             affiliate)              of ingredients
Business"                 competing (including                                                  including enzymes in
                          R&D, marketing,                                                       the processing of
                          manufacture, use and                                                  milk and milk
                          sale) in the Dairy                                                    products.
                          Ingredients Business.
------------------------- ---------------------- ---------------------- ----------------------- ----------------------
3.  July 1, 1997          GCI [excluding         June 2, 2002           -  Test "more than      Acquired Business
Agreement with RGB re     Affiliates] will                              50%"                    means GCI's business
"Dairy Ingredients        refrain from                                  -  D/C not an           relating to the
Business"                 competing in the                              Affiliate               Acquired Field(2)
                          Acquired Business                                                     including the
                          and Acquired Field                                                    formulation,
                          for the Dairy                                                         production,
                          Ingredients Business                                                  marketing, sales and
                                                                                                distribution of the
                                                                                                GCI Transferred
                                                                                                Products.  The
                                                                                                production of
                                                                                                recombinant chymosin
                                                                                                is excluded from the
                                                                                                Acquired Business.
------------------------- ---------------------- ---------------------- ----------------------- ----------------------

--------------

        (1)       FJWO Field shall mean the application of cellulase, pectinase and hemi-cellulase enzymes or blends thereof, for fruit and vegetable processing for human consumption and/or for food processing including but not limited to wine and olive or
                  olive oil processing but shall not include processing such materials for feed for animals nor for vegetable oil
                  processing other than provided for above.

        (2)       Acquired Field shall mean (i) the use of ingredients including enzymes in the processing of milk or milk based products
                  (including the use of lactic acid bacteria in the fermentative production of yoghurt; and (ii) including the use of enzymes as a dietary or digestive aid.

                                      1.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

------------------------- ---------------------- ---------------------- ----------------------- ----------------------
                          Scope                  Duration               Affiliate               Products/Fields
------------------------- ---------------------- ---------------------- ----------------------- ----------------------

4.  October 28, 1998      GCI and Affiliates     December 31, 2002       -Test "50%             Transferred Enzymes
Agreement with RGC re     Transferred Enzymes                            or more"               (list attached as
"FJW&O"                   in the Field                                   -D/C is an             Appendix B)
                          excluding GCI's                                Affiliate              (pectinases,
                          research,                                                             cellulases,
                          development or other                                                  hemicellulases) for
                          co-operations with                                                    use in the field(3)
                          its owners.
------------------------- ---------------------- ---------------------- ----------------------- ----------------------

-------------------
        (3)       Field shall mean the application of enzymes, including but not limited to cellulase, pectinase and hemicellulase enzymes or blends thereof, for fruit and vegetable processing including fruit juice, wine and olive oil processing, all of the
                  foregoing limited to the purpose of consumption by humans. For the avoidance of doubt, the Field shall not include the
                  application of enzymes for processing substrates for animal feed or animal food, nor for the processing of grain,
                  including but not limited to, corn, soy, wheat, barley and oats for the primary purposes of cereal, starch conversion or syrup production.

                                       2.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

                                  SCHEDULE 1.1

     PRODUCTS SOLD FOR USE IN THE FJWO FIELD WITH RELATED REGULATORY STATUS

                                 Products Sold 1993
  Country                             (Cytolase)             Regulatory Status
----------------            ------------------------------    -----------------
Argentina                   CL, PCL5/3/1, M102, O                   [*]
Australia                   M102, M219                              [*]
Canada                      PCLS/3/1                                [*]
Chile                       CL, PCL5/5/1, M102, M219                [*]
England                     PCLS/3/1                                [*]
Finland                     PCLS/3/1, M102                          [*]
France                      PCLS/3/1                                [*]
Germany                     PCLS/3/1, M102                          [*]
Italy                       PCLS/3/1, M102                          [*]
Mexico                      PCLS/3/1, M102, M219                    [*]
New Zealand                 CL                                      [*]
South Africa                PCLS/3/1, M102                          [*]
USA                         CL, PCLS/3/1, M102, M219                [*]
Spain                       PCLS/3/1, M102                          [*]

----------------------------

         (1)      Cellulase from T. longibrachiatum being regarded as side
                  activity by distributor and indicates it is acceptable to do
                  so.

                                       1.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

SCHEDULE 2

                              PROJECT PROPOSAL FORM

This Project Proposal Form is submitted under the parties' Joint Development and
Supply Agreement to establish a Project. Capitalised terms used here have the meanings assigned to them in the Joint Development and Supply Agreement.

         I.       __________ proposes a Project relating to __________ which shall be directed to _____________________ and shall have the following objectives and/or features and Success Criteria, however, for the Transfer Price a range may be indicated,
                  hereinafter the Proposed Project (specify):

         II.      This Proposed Project shall be governed by the Joint
                  Development and Supply Agreement and the parties shall jointly agree to a Project Plan to be completed no later than
                  ____________________, or as otherwise mutually agreed in
                  writing.

         III.     Our Project Manager for the Proposed Project is
                  ____________________ and Work is expected to be performed at the following location(s):

                  ----------------------------------------.

         IV.      Identification of any other persons technology (if any) which may be desirable for completion of the Proposed Project:

         V.       The confidentiality obligations set out in clause 16 of the
                  Joint Development and Supply Agreement shall apply to the
                  Proposed Project and any subsequent Project based hereon.

To accept this Proposed Project, please have this Project Proposal Form duly executed by your company and returned to Project Manager designated above prior to __________, 200_.

                                    Very truly yours,

                                    By:
                                       -------------------------------------

                                    Title:
                                          ----------------------------------

                                    Date:
                                         -----------------------------------

ACCEPTED:  _____________, 200_

By:
     ----------------------------------------

Title:
      ---------------------------------------

                                       2.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

                                   SCHEDULE 3

                           FORMAT FOR SUPPLY AGREEMENT

This supply agreement is made and entered into on this ___ day of
____________________, 200_ by and between:

         1. GENENCOR INTERNATIONAL, INC., having its principal office at 925
Page Mill Road, Palo Alto, CA 94304-1013, USA (including all lawful successors and assigns as permitted herein, together referred to as "GENENCOR") and

         2. DANISCO CULTOR A/S, having its principal office at Langebrogade 1,
DK-1001 Copenhagen K, Denmark (including all lawful successors and assigns as permitted herein, together referred to as "DANISCO CULTOR")

         WHEREAS, the parties have entered into a Joint Development and Supply
Agreement ("JDSA") effective as from 26 October 2000 regarding the joint development and commercialisation of Bioingredients in the Food Ingredients area;

         WHEREAS, under the JDSA the parties have developed the Product and wish to arrange their obligations regarding the supply of the Product herein;

         NOW, THEREFORE, the parties agree as follows:

DEFINITIONS:

For the purpose of this Supply Agreement, the following terms shall have the following meanings:

"COST OF GOODS SOLD" means direct costs associated with the manufacture of a specific Bioingredient (i.e. for the purposes of this supply agreement the
"Product"), including costs for raw materials, direct labour, utilities, packaging material, distribution costs plus coverage of [PERCENTAGE TO BE
INSERTED] for overhead expenditures (reflecting manufacturing support and management, QA/QC and health, regulatory and safety activities, supply chain support and the efficiency and utilisation of the equipment used for the manufacture of the Product).

"EFFECTIVE DATE" means the date of this Supply Agreement;

"EX WORKS" means "Ex Works" in accordance with the INCO terms as published by the International Chamber of Commerce in 2000;

"FORCE MAJEURE" means any event or circumstance beyond the reasonable control of
Genencor or Danisco Cultor (thereby excluding any of the circumstances caused by negligence, gross negligence or wilful misconduct) including, without limitation, acts of God, fires, floods, earthquakes, enactments, regulation or laws of any government, injunctions or judgement of any court, riots, wars, civil commotion, destruction or contamination of facility, materials or

                                      1.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

equipment, labour disputes or disturbances such as strikes, lock outs and the like (whether or not relating to Genencor's or Danisco Cultor's workforce), failure of public utilities or common carriers and accidents in transportation.

"PRODUCT" means [PRODUCT NAME/DESCRIPTION] developed pursuant to the JDSA and as identified in SCHEDULE A hereto;

"PRODUCT SPECIFICATIONS" means the specifications of the Product agreed between the parties as set forth in SCHEDULE A hereto;

"SALES PRICE" means the average price Ex-Works for which the Product is sold by
Danisco Cultor or if the Product is sold as a blended product by Danisco Cultor, then the average price Ex Works of the Product shall be calculated based on the same proportion of the average price Ex Works of the blended product sold by
Danisco Cultor as the Product's proportion of the total cost of the blended product sold by Danisco Cultor.

"TRANSFER PRICE" means the price Ex-Works for which Product is sold from
Genencor to Danisco Cultor.

All other capitalized terms used herein shall have the meaning set forth in the
JDSA.

                    ARTICLE I - PRICING AND PRICE ADJUSTMENTS

         1.1 In accordance with the JDSA, a Transfer Price indication for the
Product was agreed by the parties as part of the Success Criteria. The initial
Transfer Price for the Product based on an increasing volume curve has been agreed as set out in SCHEDULE B.

         1.2 The Transfer Price for the Product has been fixed so that the
Transfer Price provides both Genencor and Danisco Cultor with a reasonable and fair pay back of the dollars invested in the Research Work and Manufacturing
Work of the Product.

         1.3 The Transfer Price shall be re-evaluated every [ ] [TO BE
NEGOTIATED WHEN THE SUPPLY AGREEMENT IS CONCLUDED, HOWEVER, THE PERIOD SHALL AS
A MINIMUM BE AT LEAST EVERY SECOND YEAR]. For this purpose the parties shall on or before the execution of this Supply Agreement undertake to deposit under seal and confidentiality with their respective certified public accountants the following material:

         1.3.1 Genencor shall deposit a calculation in [CURRENCY AND EXCHANGE
RATE TO BE AGREED WHEN CONCLUDING THE SUPPLY AGREEMENT] of the expected development in Costs Of Goods Sold over the coming [ ] year period based on an increasing volume curve for sale of the Product.

         1.3.2 Danisco Cultor shall deposit a calculation in [CURRENCY AND
EXCHANGE RATE TO BE AGREED WHEN CONCLUDING THE SUPPLY AGREEMENT] of the expected development
                                      2.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

of the Sales Prices over the coming [ ] year based on an increasing volume curve for sale of the Product.

         1.4 In connection with the re-evaluation of the Transfer Price pursuant to section 1.3, Genencor shall calculate the actual Cost of Goods Sold during the preceding period and Danisco Cultor shall calculate the actual Sales Price during the preceding period before the re-evaluation.

         1.5 If deviations from the expected development of the Sales Prices and
Costs Of Goods Sold as established at the execution of the supply agreement and deposited with each party's certified public accountant are found when re-evaluating the Transfer Price comparing to the actual calculation made pursuant to section 1.4, this shall be reflected in the Transfer Price re-evaluation and re-negotiation so that any deviation from the expected development of the Sales Prices for [TO BE AGREED WHEN CONCLUDING THE SUPPLY
AGREEMENT] of such deviation will be to the advantage or disadvantage (as the case may be) of Danisco Cultor and deviations from the expected development of the Costs Of Goods Sold for [TO BE AGREED WHEN CONCLUDING THE SUPPLY AGREEMENT]
will be to the advantage or disadvantage (as the case may be) of Genencor. For orders placed until a new Transfer Price has been established, the Transfer
Price applied for the previous period shall apply. Any difference in payments made in the meantime compared to the applicable Transfer Price shall be reimbursed upon request by the party in whose favour the account is outstanding.

         1.6 At Danisco Cultor's request, Genencor will verify that the Cost Of
Goods Sold follows the above stipulated principles, at Genencor's choice either through Danisco Cultor's access to Genencor's internal books and accounts or through a declaration from a mutually agreed certified public accountant.

         1.7 At Genencor's request, Danisco Cultor will verify that the average
Sales Prices follow the stipulated principles, at Danisco Cultor's choice either through Genencor's access to Danisco Cultor's internal books and accounts or through a declaration from a mutually agreed certified public accountant.

                 ARTICLE II - OBLIGATIONS OF SUPPLY AND PURCHASE

         2.1 During the term of this Supply Agreement and subject to the provisions hereof, Danisco Cultor shall purchase from Genencor and Genencor shall sell to Danisco Cultor for sale in the Field, upon receipt and confirmation of a purchase order, such quantities of the Product as Danisco
Cultor shall order in accordance with section 4 hereof.

         2.2 Subject to the terms and conditions of the JDSA and section 4.2 of this Supply Agreement, the respective supply and purchase obligations within the
Field as stated in section 2.1 shall be on an exclusive world-wide basis for the
Product.

                                      3.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

                        ARTICLE III - QUANTITY ESTIMATES

         3.1 Before August 1st of each year Danisco Cultor, without commitment to purchase, will give to Genencor a forecast for the next three (3) calendar years (including monthly forecasts for the first year) of its requirements for the Product. Genencor will advise by each December 1st of that same year, without commitment to supply, whether Genencor reasonably believes it will have sufficient capacity to supply the three (3) year forecast of the Product. If
Genencor informs Danisco Cultor that it will not have sufficient capacity to supply the three (3) year forecast, parties will arrange for alternative supply in accordance with section 4.2.

         3.2 At the end of each calendar quarter, Danisco Cultor will, without commitment to purchase, give to Genencor its monthly forecast of the amount of the Product for the 12 months following the months for which firm orders were given.

         3.3 Genencor acknowledges Danisco Cultor as a preferred customer and agrees to use its reasonable endeavours to deliver Danisco Cultor's forecasted requirements for the Products as set out in section 3.2 above.

                          ARTICLE IV - ORDER PROCEDURE

         4.1 On or before the end of each calendar month, Danisco Cultor shall make a firm order for the Product for delivery in the calendar month that is three (3) months after the month in which the order is made (e.g. in January the confirmed orders for April delivery shall be made). Moreover, Danisco Cultor shall have the option to submit firm orders for up to twelve (12) months. All such orders shall be accepted by Genencor within one (1) week of receipt of such orders, insofar as such orders are not higher than indicated in the latest rolling forecast described in section 3.2 above.

         4.2 If during the term of this Supply Agreement Genencor cannot supply the quantities of Product confirmed in section 4.1 due to Force Majeure,
Genencor will inform Danisco Cultor in writing as soon as possible after becoming aware of such inability. In such case Genencor will arrange for supply to be reestablished over the shortest period of time possible, whether this is at a Genencor facility or through an arrangement with an alternative supplier.
In the event that Genencor cannot supply, Danisco Cultor shall have the right to arrange for an alternative supplier or produce the product itself, provided however that Genencor's proprietary information shall be safeguarded by an appropriate confidential nondisclosure agreement and obligation of non-use other than for the purpose of its supply agreement with Danisco Cultor. Genencor shall provide a world-wide non-exclusive, royalty-free license to Danisco Cultor or such alternative supplier procured by Danisco Cultor covering the technology and know-how required to produce the Product, including but not limited to samples of the micro-organisms used to produce the Product.

                                      4.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

         4.3 Danisco Cultor's purchase orders shall set forth, consistent with mutually agreed details for order and delivery processes, the exact quantities of the Product to be purchased, the required delivery dates, and packaging and shipping instructions and shall be directed to the attention of appropriate
Genencor employees as designated from time to time by advance written notice.

                               ARTICLE V - QUALITY

         5.1 The Product shall be manufactured in full compliance with all applicable laws and regulations. The Product shall be manufactured under Good
Manufacturing Practices (GMP) and food standards in order to ensure food safety.
At the time of delivery, the Product shall meet the agreed Product
Specifications. Genencor further agrees to promptly report to Danisco Cultor any hazards or operational difficulties in handling the Product. Genencor shall also advise Danisco Cultor of all necessary and appropriate terms for handling and storing the Product and Danisco Cultor shall agree to comply with such terms.

         5.2 For each Product delivery, Genencor will issue a batch Certificate
Of Analysis ("COA") for the primary enzyme activity.

         5.3 Genencor shall provide Danisco Cultor with the Material Safety Data
Sheets ("MSDS") for the Product and shall promptly forward to Danisco Cultor any revisions or additions to such material safety data sheets.

                      ARTICLE VI - PACKAGING AND LABELLING

         6.1 All packaging used for the Product to be sold or used in the
European Union must comply with EU Directive 94/62 for Packaging and Packaging
Waste and Council Directive 89/109 (and any later amendments thereto) which is the framework directive for materials and articles intended to come into contact with foodstuffs.

         6.2 Genencor must ensure that a packing note is enclosed with each shipment stating the following or such other information as may reasonably be required by Danisco Cultor from time to time:

         o        Danisco Cultor's purchase order number

         o        Genencor's Product name

         o        Number of pallets and units per pallet

         o        Lot number. - If there are more than one lot number, Genencor must state the quantity per lot number.

                                      5.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

         6.3 Genencor must ensure that the following information or such other information as may reasonably be required by Danisco Cultor appear with each packaging unit:

         o        Genencor's company name

         o        Name/identification of the Product

         o        Type of Product

         o        Genencor's lot code number

         o        Net weight and gross weight

                             ARTICLE VII - DELIVERY

         7.1 Genencor shall fulfil confirmed orders on the required delivery dates set forth in Danisco Cultor's confirmed orders. Where such confirmed orders materially differ from Danisco Cultor' forecasts c.f. section 3.2 and
Genencor therefore cannot deliver the required quantities of the Product on time, section 4.2 shall apply.

         7.2 Danisco Cultor shall examine the Product supplied within forty five
(45) days after receipt thereof, however, Danisco Cultor is not required to make any analyses or tests of the Product. In the case Danisco Cultor find the
Product not to meet the Product Specifications, it shall inform Genencor thereof promptly in writing (including the applicable lot number and shipping date). Any kind of claim Danisco Cultor may wish to institute concerning Products which are damaged or fail to meet the Product Specifications and which were not caused by
Danisco Cultor's failure to comply with the terms for handling and storing the
Product as set forth in section 5.1 must be forwarded in writing to Genencor within a period of forty five (45) days of receipt of the Product. Any such claims not made within said forty five (45) days shall be waived by Danisco
Cultor unless the Product's failure to meet the Product Specifications could not reasonably have been discovered within said forty five (45) days, e.g. including but not limited to failure of the Product to meet specifications related to shelf-life.

         7.3 Danisco Cultor will cause damaged or defective Product to be shipped back from Danisco Cultor to - and at the cost of - Genencor or disposed of, at Genencor's direction and expense.

         7.4 Danisco Cultor is obliged to take delivery of confirmed orders, unless this is impossible due to Force Majeure.

                                      6.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

                             ARTICLE VIII - PAYMENT

         8.1 Each delivery shall be invoiced separately upon delivery.

         8.2 The Transfer Price shall be Ex Works Genencor plant.

         8.3 The Transfer Price for the Product shall be exclusive of any value added tax or other applicable sales tax or duty which shall be added to the sum in question.

         8.4 The invoice currency will be [____________].[TO BE AGREED UPON WHEN
THE SUPPLY AGREEMENT IS CONCLUDED]

         8.5 Payment of the delivered Product shall be made within thirty (30)
days upon the date of invoice, unless otherwise agreed in writing by the parties.

                        ARTICLE IX - TERM AND TERMINATION

         9.1 TERM. This supply agreement will cover supply of the Product from the Effective Date and will be effective from the Effective Date until terminated pursuant to section 9.2.

         9.2 TERMINATION:

                  (A) Either party may terminate this Supply Agreement with
         notice effective immediately and without liability in the event of the other party's bankruptcy, voluntary or involuntary liquidation or otherwise change of control or merger of said other party.

                  (B) Either party may terminate this Supply Agreement without further notice in case the other party has not complied with its material obligations resulting from this Supply Agreement within thirty
         (30) days after its receipt of a notice requiring to make good its default, sent within thirty (30) days after discovery of the default.

                  (C) Either party may terminate this Supply Agreement without cause upon six (6) months prior written notice, however, not earlier than [ ] years after the Effective Date.

         However, neither party may terminate this Supply Agreement without cause for so long as third party Patent Rights or other intellectual property rights licensed or owned by such party, but not (sub)licensable to the other party, would preclude such other party from commercialising the Product, unless it is not economically viable for the party to continue under the Supply
Agreement, in which case the parties will, to the extent possible with the relevant third party, work to reach an acceptable alternative arrangement in an agreeable manner.

         Termination or continuation of this Supply Agreement according to section 9.2.a) - c) above does not relieve the party in default of its obligation to indemnify the other party for all losses and damages existing at the termination date of this Supply Agreement.

         9.3 The termination of the this Supply Agreement on one or more of the grounds mentioned in section 9.2.a) and/or b) and/or c), shall not imply the renunciation of any rights to be derived from this Supply Agreement and shall not relieve the counterpart from the fulfilment of all its obligations thereunder.

                                      7.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

         9.4 Except in the event that, as a consequence of breach of agreement, this Supply Agreement is terminated, neither party shall be required to make any payment other than stated herein for termination or expiration of this Supply
Agreement to the other party.

         9.5 EFFECT OF TERMINATION.

                  (A) Upon request by the non-terminating party, the terminating party shall grant the non-terminating party a licence under the terminating party's Background Intellectual Property Rights and
         Foreground Intellectual Property Right solely for the production and sale of the Product for use in or as a Food Ingredient within the Field by the non-terminating party on certain terms to be agreed upon [THE
         TERMS SHALL BE NEGOTIATED WHEN CONCLUDING THE SUPPLY AGREEMENT],
         however, Danisco Cultor's licence to Genencor's Foreground Intellectual
         Property Rights shall be royalty-free;

                  (B) Upon request by the terminating party, the non-terminating party shall grant the terminating party a licence under the non-terminating party's Background Intellectual Property Right and
         Foreground Intellectual Property Rights to produce and sell the Product within the Field after agreeing with the non-terminating party on a licence to on certain terms to be agreed upon [THE TERMS SHALL BE
         NEGOTIATED WHEN CONCLUDING THE SUPPLY AGREEMENT], however, Danisco
         Cultor's licence to Genencor's Foreground Intellectual Property Rights
         shall be royalty-free.

In the event of termination of the Supply Agreement, Genencor may at it's option require Danisco Cultor to buy at the Transfer Price as of such termination, any existing inventory of the Product and any raw materials in Genencor's inventory which are specific to the Product and purchased by Genencor for the production of the Product, however, such inventory cannot exceed the volume of confirmed orders six (6) months prior to the termination.

                              ARTICLE X - LIABILITY

         10.1 LIABILITY. Genencor is liable for any failure of Product to meet the Product Specifications which exist at the time when the risk passes to
Danisco Cultor even though the failure to meet the Product Specifications could only have become apparent after that time. Genencor is also liable for any failure of Product to meet the Product Specifications which occurs after the time when the risk passes to Danisco Cultor which is due to a breach of
Genencor's obligations, including a breach of guarantee hereunder (if any) that for a period of time the Product will remain fit for its ordinary purpose or for some particular purpose or that it will continue to meet the Product
Specifications.

         10.2 DAMAGES. Subject to Danisco Cultor's compliance with section 7.2, for any damages suffered by Danisco Cultor due to failure of Product to meet the
Product Specifications ("defective product"), including a breach of guarantee
(if any) provided by Genencor, Genencor shall make correct delivery as soon as possible and compensate Danisco Cultor for any direct

                                      8.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

losses incurred by Danisco Cultor, however, such liability being limited to one hundred fifty (150) per cent of the invoice value of the relevant shipment of
Defective Product by Genencor.

         10.3 PRODUCT LIABILITY. For any tangible property or bodily injury damages suffered by Danisco Cultor or any third party directly caused by the
Product (product liability), Genencor, subject to the limitations of section
10.4 below, will be liable for such property damage or bodily injury (excluding incidental and consequential damages) suffered by Danisco Cultor or any third party caused by (i) any breach or non-performance by Genencor of any of its obligations or (ii) any negligent act or omission by Genencor, its employees, agents or contractors, provided that Danisco Cultor has undertaken best efforts to mitigate the amount of property damages or bodily injury.

         10.4 INSURANCE. During the term of this Supply Agreement, Genencor agrees to maintain product liability insurance covering in an amount not less than five million USD (5,000,000USD) for each occurrence per annum in the aggregate.

                           ARTICLE XI - MISCELLANEOUS

         11.1 UNDERSTANDING. Without prejudice to the JDSA this Supply
Agreement, including all Schedules, sets forth is the entire Supply Agreement and understanding between the parties hereto with respect to the matters specifically contemplated hereby. In the event of a conflict between this Supply
Agreement and the JDSA, the JDSA shall take precedence.

         11.2 SURVIVAL OF CERTAIN PROVISIONS. Certain provisions contained herein shall by their nature survive a termination of the present Supply
Agreement but expiry or termination of the Supply Agreement shall be without prejudice to any accrued rights and liabilities hereunder, including those in respect of any breach giving rise to the right to terminate.

         11.3 GOVERNING LAW. This Supply Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with English law.

         11.4 DISPUTE RESOLUTION.

         11.4.1 In the event of a dispute or difference arising out of or relating to this Supply Agreement either party may notify the other in writing of the dispute or difference (the "dispute notice") together with reasonable details of such dispute or difference whereupon the parties shall endeavour to resolve all matters in dispute as soon as practicable. In the event of their failing to resolve such matters within 10 days of service of the Dispute Notice, the parties may - but are under no obligation to - refer the dispute or difference for determination to an independent mediator (the "mediator")
appointed by agreement by the parties or, in default of agreement on such appointment within 21 days of the service of the Dispute Notice, on the application of either party, by SCC Mediation Institute. When considering any dispute the Mediator shall act as an expert and mediator and not as an arbitrator and his decision shall not be

                                      9.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.

final nor binding on the parties. The Mediator shall give reasons for his determination. Each party shall bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by it and the costs and expenses of the Mediator shall be borne by the parties in the proportions he may direct or, in the absence of direction, equally.

         11.4.2 Save as otherwise expressly set out herein, all disputes arising out of or in connection with this Supply Agreement shall be finally settled by arbitration in London under the Rules of Arbitration of the London Court of
International Arbitration before three arbitrators. Each party shall appoint an arbitrator. The third arbitrator, who will act as chairman, shall be appointed by agreement of the two arbitrators appointed by the parties.

         IN WITNESS WHEREOF, the parties hereto have caused this Supply
Agreement to be executed by their respective duly authorised officers.

DANISCO CULTOR A/S (DANISCO A/S)            GENENCOR INTERNATIONAL, INC.

Name:                                       Name:
     -----------------------------               -----------------------------

Title:                                      Title:
      ----------------------------                ----------------------------

Date:                                       Date:
     -----------------------------               -----------------------------

                                      10.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
amended.